Press Release

Contacts:

Investors	Media
Investor Relations Department	Denise DesChenes
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co

(212) 687-8080

FOAMEX ANNOUNCES REPAYMENT OF $40 MILLION OF

ITS FIRST LIEN TERM LOAN

LINWOOD, PA, December 21, 2007 – Foamex International Inc. (OTC: FMXL), a leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that, prior to its fiscal year-end of December 30, 2007, the Company will make a payment of $40 million towards its first lien term loan. After applying this payment, the Company’s total debt, as of December 30, 2007, is anticipated to be approximately $531 million. A portion of the payment will include approximately $18 million of net cash proceeds from the sale of the Company’s former ownership interest in Foamex Asia Co., Ltd.

Commenting on the debt reduction, Jack Johnson, President and Chief Executive Officer of Foamex, said: “Deleveraging the balance sheet remains a top priority and I am pleased that we will significantly exceed our debt reduction target for 2007.”

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is the world's leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27Aof the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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